INVESTMENT SERVICE AGREEMENT


       THIS INVESTMENT SERVICE AGREEMENT, to be effective the 1st day of July, 1997, by and between PRINCIPAL REAL ESTATE FUND, INC. (the "Fund"), an open-end investment company formed under the laws of Maryland, PRINCOR MANAGEMENT CORPORATION ("Manager"), an Iowa corporation, and PRINCIPAL MUTUAL LIFE INSURANCE COMPANY, a specially chartered Iowa life insurance company;

                              W I T N E S S E T H:

       WHEREAS,  Principal  Mutual  Life  Insurance  Company has  organized  the
Manager  to  serve  as  investment   adviser  and  is  the  owner  (through  its
subsidiaries) of all of the outstanding stock of the Manager; and

       WHEREAS, the Manager and the Fund have entered into a Management Agreement effective as of July 1, 1997 whereby the Manager undertakes to furnish the Fund with investment advisory services and certain other services; and

       WHEREAS, the Manager has the right under the Management Agreement to appoint one or more sub-advisors to furnish such services to the Fund; and

       WHEREAS, Principal Mutual Life Insurance Company is willing to make available to the Manager on a part-time basis certain employees and services of Principal Mutual Life Insurance Company and its subsidiaries for the purpose of better enabling the Manager to fulfill its investment advisory obligations under the Management Agreement, provided that the Manager bears all costs allocable to the time spent by them on the affairs of the Manager, and the Manager and the Fund believe that such an arrangement will be for their mutual benefit:

       NOW,   THEREFORE,   in  consideration  of  the  mutual  covenants  herein
contained, the parties hereto agree as follows:

       1. The Manager shall have the right to use, on a part-time basis, and Principal Mutual Life Insurance Company shall make available on such basis, such employees of Principal Mutual Life Insurance Company and its subsidiaries and for such periods as may be agreed upon by the Manager and Principal Mutual Life Insurance Company and its subsidiaries, as reasonably needed by the Manager in the performance of its investment advisory services (but not its administrative, transfer and paying services) under the Management Agreement. It is anticipated that such employees will be persons employed in the Investment Department of Principal Mutual Life Insurance Company or its subsidiaries. Principal Mutual Life Insurance Company will also make available to the Manager or the Fund such clerical, stenographic and administrative services as the Manager may reasonably request to facilitate its performance of such investment advisory services.

       2. The employees of Principal Mutual Life Insurance Company and its subsidiaries in performing services for the Manager hereunder may, to the full extent that they deem appropriate, have access to and utilize statistical and economic data, investment research reports and other material prepared for or contained in the files of the Investment Department of Principal Mutual Life Insurance Company or its subsidiaries which is relevant to making investments for the Fund, and may make such materials available to the Manager, provided, that any such materials prepared or obtained in connection with a private placement or other non-public transaction need not be made available to the Manager if Principal Mutual Life Insurance Company or its subsidiaries deem such materials confidential.

       3.  Employees  of  Principal   Mutual  Life  Insurance   Company  or  its
subsidiaries performing services for the Manager pursuant hereto shall report and be responsible solely to the officers and directors of the Manager or persons designated by them. Principal Mutual Life Insurance Company or its subsidiaries shall have no responsibility for investment recommendations and decisions of the Manager based upon information or advice given or obtained by or through such Principal Mutual Life Insurance Company employees or employees of Principal Mutual Life Insurance Company subsidiaries.

       4. Principal Mutual Life Insurance Company will, to the extent requested by the Manager, supply to employees of the Manager (including part-time employees of Principal Mutual Life Insurance Company or its subsidiaries serving the Manager) such clerical, stenographic and administrative services and such office supplies and equipment as may be reasonably required in order that they may properly perform their respective functions on behalf of the Manager in connection with its performance of its investment advisory services under the Management Agreement.

       5. The obligation of performance under the Management Agreement is solely that of the Manager, and Principal Mutual Life Insurance Company and its subsidiaries undertake no obligation in respect thereto, except as otherwise expressly provided herein.

       6. In consideration of the services to be rendered by Principal Mutual Life Insurance Company or its subsidiaries and their employees pursuant to this Investment Service Agreement, the Manager agrees to reimburse Principal Mutual Life Insurance Company or its subsidiaries for such costs, direct and indirect, as may be fairly attributable to the services performed for the Manager. Such costs shall include, but not be limited to, an appropriate portion of:

             (a)   salaries;

             (b)   employee benefits;

             (c)   general overhead expense;

             (d)   supplies and equipment; and

             (e)   a  charge  in the  nature  of rent  for the  cost of space in
                   Principal Mutual Life Insurance Company offices fairly allocable to activities of the Manager under the Management Agreement.

In the event of disagreement between the Manager and Principal Mutual Life Insurance Company and its subsidiaries as to a fair basis for allocating or apportioning costs, such basis shall be fixed by the public accountants for the Fund.

       7. This Investment Service Agreement shall remain in force until the conclusion of the first meeting of the shareholders of the Fund and if it is approved by a vote of a majority of the outstanding voting securities of the Fund, it shall continue from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund and in either event such continuance shall be approved by the vote of a majority of the directors who are not interested persons of the Manager, Principal Mutual Life Insurance Company or its subsidiaries or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Investment Service Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the Fund, by vote of a majority of the outstanding voting securities of the Fund, by the Manager or Principal Mutual Life Insurance Company. This Investment Service Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 7, the definitions contained in
Section 2(a) of the Investment Company Act of 1940 (particularly the definitions of "interested persons", "assignment" and "voting securities") shall be applied.

       8. Any notice under this Investment Service Agreement shall be in writing, addressed and delivered or mailed postage prepaid to the other parties at such addresses as such other parties may designate for the receipt of such notices. Until further notice it is agreed that the address of the fund, that of the Manager and that of Principal Mutual Life Insurance Company and its subsidiaries for this purpose shall be The Principal Financial Group, Des Moines, Iowa 50392.

       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in three counterparts by their duly authorized officers the day and year first above written.


                         PRINCIPAL REAL ESTATE FUND, INC.


                         By _________________________________________________
                                     A. S. Filean


                         PRINCOR MANAGEMENT CORPORATION


                         By _________________________________________________
                                     S. L. Jones



                         PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                         By _________________________________________________
                                     R. E. Keller